      As filed with the Securities and Exchange Commission on May 17, 2005
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                  SCHEDULE TO/A
   Tender Offer Statement under Section 14(d)(1) or 13(e)(1) of the Securities
                              Exchange Act of 1934

                                (Amendment No. 3)
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                            SIERRA PACIFIC RESOURCES
                       (Name of Subject Company (issuer))

                            SIERRA PACIFIC RESOURCES
                        (Name of Filing Person (offeror))

                PREMIUM INCOME EQUITY SECURITIES(SM) (PIES(SM))
                         (Title of Class of Securities)

                                   826428 20 3
                      (CUSIP Number of Class of Securities)

                              ERNEST E. EAST, ESQ.,
         CORPORATE SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY

                            SIERRA PACIFIC RESOURCES
                         P.O. BOX 30150 (6100 NEIL ROAD)
                         RENO, NEVADA 89520-3150 (89511)
                                 (775) 834-5690
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
         and Communications on Behalf of the Person(s) Filing Statement)
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                                    Copy to:
                             WILLIAM C. ROGERS, ESQ.
                           Choate, Hall & Stewart LLP
                                 53 STATE STREET
                           BOSTON, MASSACHUSETTS 02109
                                 (212) 248-5000
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                            CALCULATION OF FILING FEE

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
    TRANSACTION VALUATION                               AMOUNT OF FILING FEE
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
       $470,435,000 (a)                                       $55,372

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(a)  Estimated solely for the purpose of determining the registration fee, and calculated as the aggregate stated amount of 4,704,350 Premium Income Equity Securities(sm). The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and equals $117.00 for each $1,000,000 of the value of the transaction.

[X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount Previously Paid:     $55,372                     Filing Party:     Sierra Pacific Resources
Form or Registration No.:   Form S-4 (333-124083)       Date Filed:       April 15, 2005
                            Form S-4/A (333-124083)                       May 6, 2005

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[ ]  Check box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes to designate any transactions to which this statement relates:

[ ]  third party tender offer subject to Rule 14d-1

[X]  issuer tender offer subject to Rule 13e-4

[ ]  going-private transaction subject to Rule 13e-3

[ ]  amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer. [ ]

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     This Amendment No. 3 amends and supplements the Issuer Tender Offer
Statement on Schedule TO originally filed with the Securities and Exchange Commission on April 15, 2005 (as amended and supplemented, the "Schedule TO") relating to an offer by Sierra Pacific Resources, a Nevada corporation (the "Company"), to exchange up to an aggregate of 4,704,350 outstanding Premium Income Equity Securities(SM) (the "Old PIES") of the Company for new Premium Income Equity Securities(SM) (the "New PIES"), plus an exchange fee of $0.125 in cash for each validly tendered and accepted Old PIES, upon the terms and subject to the conditions contained in the preliminary exchange offer prospectus, as amended (the "Exchange Offer Prospectus") and the related Letter of Transmittal, as amended (the "Letter of Transmittal"), which are parts of the Company's Registration Statement on Form S-4, as amended (File No. 333-124083) (the "Registration Statement") and are incorporated herein by reference.

     This Issuer Tender Offer Statement on Schedule TO is being filed in satisfaction of the reporting requirements of Rule 13e-4(c)(2) promulgated under the Securities Exchange Act of 1934, as amended.

     The information in the Exchange Offer Prospectus, filed previously as exhibit (a)(1)(i), and the Letter of Transmittal, which is Exhibit 99.1 to the Registration Statement and previously filed as exhibit (a)(1)(ii), is incorporated by reference in response to all of the applicable items as indicated in the original Issuer Tender Offer Statement on Schedule TO, except that such information is hereby amended and supplemented to the extent specifically provided herein.

ITEM 12. EXHIBITS.

     Item 12 is hereby amended and supplemented to add the following exhibits:

EXHIBIT NO.                        DESCRIPTION
-----------                        -----------
 (d)(i)       Form of Officers' Certificate establishing the terms of the
              Company's Senior Notes (incorporated by reference to Exhibit 4.3 to the Registration Statement).

 (d)(ii) Form of Senior Note (incorporated by reference to Exhibit 4.4 to the Registration Statement).

 (d)(iii)     Form of Purchase Contract Agreement (incorporated by reference to
              Exhibit 4.5 to the Registration Statement).

 (d)(iv)      Form of Corporate PIES Certificate (incorporated by reference to
              Exhibit 4.6 to the Registration Statement).

 (d)(v)       Form of Treasury PIES Certificate (incorporated by reference to
              Exhibit 4.7 to the Registration Statement).

 (d)(vi) Form of Pledge Agreement (incorporated by reference to Exhibit 4.8 to the Registration Statement).

 (d)(vii)     Form of Remarketing Agreement (incorporated by reference to
              Exhibit 4.9 to the Registration Statement).

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
                                    SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  Sierra Pacific Resources

                                  By:
                                  /s/ MICHAEL W. YACKIRA
                                  ----------------------------------------------
                                  Name:  Michael W. Yackira

                                  Title: Corporate Executive Vice President
                                         and Chief Financial Officer


Dated: May 16, 2005